Melvin N. · 20 days • Hide Comment

What's the exit strategy for monogram orthopaedics?

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Benjamin S. · Team Member · 14 days • Hide Comment

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Thank you for your question. Monogram will be pursuing all available options which may include acquisition or merger or an initial public offering.

- Acquisition or Merger: The acquisition environment for orthopedic technologies is highly favorably in our view - the space is active at valuations that are, in our view, favorable to sellers. We are seeing continued activity in the computer assisted surgical navigation space. We believe much of the activity is indicative of a "market capitulation." The slow movers are now starting to lose material market share to Stryker, the first company to push the use of orthopedic surgical robots.

Monogram has had several meetings with select strategics, including recent on-site technology demonstrations. Valuation and acquisition activity is largely driven by the achievement of key technical and business milestones, for example, obtaining an FDA approval. It is the view of management that the large strategic implant companies recognize the importance and potential of 3D printing and custom implant solutions.

- Liquidity event through IPO or sale to financial entity:We believe that raising capital through a vehicle that gives our company access to more liquid capital markets with a secondary market for our employees will be a strategic advantage over the long term - we believe that the reg-A filing and SeedInvest collaboration will be supportive to those objectives. If we do not exit through an acquisition or merger we will try and pursue financing options that provide liquidity to our early investors and employees.

Jordan W. · a month • Hide Comment

Is thinksurgical a serious competitor to Monogram?

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Benjamin S. · Team Member · 16 days • Hide Comment

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It is our opinion that ThinkSurgical is not a serious competitor to Monogram at this time. Please note that ThinkSurgical is a privately held company and our opinions are subjective and may not be accurate or factual. Our basis for these opinions are management opinions based largely on qualitative assessments of their current market position and subjective opinions concerning their products. Dr Unis was a consultant with Think Surgical from on or around May 2013 until on or around June 2017.

We believe that ThinkSurgical is not a serious competitor for several reasons:
1) They do not appear to have meaningful market penetration for their current robotic system. They appear to have exited the hip market entirely.
2) Their robotic platform has, in our opinion, serious technical shortcomings. For example, the Think Surgical robot does not utilize navigation, i.e. the robot is not actively tracking the target. We believe surgeon adoption will be a serious challenge without navigation and real-time visualization of the surgical site.
3) They do not appear to have proprietary implants. To date the company has utilized it's robot to insert generic implants (often implants owned by other implant companies). We believe that over the next few years all of the strategics will have robot solutions capable of preparing bone for the insertion of generic implants. In such an environment it is unclear to us what the value proposition of the ThinkSurgical system will be.
With that said the company recently announced on January 11, 2019 that it will receive $140,000,000 in funding. The company is also conducting a clinical trial for it's TSolutionOne for TKA (https://clinicaltrials.gov/ct2/show/NCT03017261) that had an estimated completion date of June. We look favorably on this development and hope their results are successful - the more clinical data to substantiate the benefits of actively milling cavities with a surgical robot the better. We believe that the ability of Think Surgical to raise such substantial sums of capital and the continued clinical research are favorable for Monogram.

Scott C. · 8 days · Hide Comment

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I'm curious why you say they have appeared to have exited the hip market entirely. Their website states the opposite.

Benjamin S. · Team Member · 4 days · Hide Comment

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Please note that any statements from Monogram represent the views and opinions of management based on qualitative observation - Think Surgical is a private company and their business activities are subject only to our subjective opinions and limited market observations.

Our largest competitor, Stryker (ticker: SYK) has almost 700 robots installed globally and recently reported an 80% Q1 yoy increase in Mako Total Knee proceedures to over 15,000 procedures. They reported Orthopaedics grew 5% globally with Knees growing 7% behind Mako in Q1. By comparison, we are not currently aware of any hospitals in the United States utilizing the Think Surgical TSolution One Surgical System in a non-research, fully commercial capacity. That doesn't mean it isn't being done, but our management opinion is that the commercial viability of the system outside of research and development applications remains unproven. While it is a qualitative measure, if a patient wants a Mako procedure it is easy to identify surgeons utilizing the system through their site (patients.stryker.com). It is not clear to us through their site, how a prospective patient would have a procedure performed by a surgeon utilizing the Tsolution One Surgical System.

It is also important to remember that the Think Surgical robotic system was one of the first robots to obtain an FDA approval. We believe that the adoption of technologies with long term commercial viability needs to be rapid and disruptive. At a company conference presentation on May, 08, 2018 David Floyd, Group President of Orthopaedics described progress of Mako (which they later acquired for $1.65B).

"We had observed Mako's success in the unit compartmental or partial knee replacement with a robot. They went from essentially nowhere to over 20% market share with an implant that had no clinical heritage, that nobody had ever heard about. Pretty unprecedented in Orthopaedics, and we knew they were developing a total knee application. So with that belief that robotic total knee replacement surgery could transform knee replacement surgery and solve the unsolved problems and move market share, we acquired Mako in December 2013."

Monogram management believes that rapid, commercial adoption driven by clear clinical and business benefits are the key to long term success. While Think Surgical appears to be researching new reconstructive joint markets, they do not appear to be using a new robotic system. It is the view of Monogram management that Think Surgical has shifted it's focus to actively milling cavities for knee implants with the potential goal of driving commercial adoption. It remains to be seen whether this new market will further commercial adoption but if they are using the legacy robotic system without the benefit of any clinically novel implants we believe that adoption may continue to prove a challenge.

Monogram believes the key to rapid adoption and commercial disruption are the following:

- Novel manufacturing methods that economically solve business problems (just-in-time inventory)
- Novel designs that solve clinical problems (fracture, subsidence, aseptic loosening, pain from poor initial stability, dislocation, stress shielding)
- Improved methods of insertion that lower cost, reduce procedure times, reduce complexity and enhance the user experience (improved tracking, safety features, more user input to path execution, real-time adjustments, improved visualization of the surgical site)
- Improved methods of pre-operative planning

In summary, we don't believe the market needs more robots designed for generic implants. We believe the market needs a new class of patient specific implants the insertion of which is only possible with the help of state-of-the art navigated robotic tools.

daniel T. · a month • Hide Comment

how do you know if investment has been confirmed?

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Alex M. · 14 days • Hide Comment

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Hey Daniel - Not associated w/ the company or SeedInvest, but wanted to give you a response. Right now, MonoOrtho is only taking reservations. Once the reservations open up, you'll receive an email from SeedInvest (or notification on website) to confirm your investment to put your investment into a holding account. Once the round is successful and completed, the money gets transferred to the company and you receive your confirmation note stating your investment amount and other legal information you should keep handy.

Hope this helps!

Warren H. · a month • Hide Comment

What were the circumstances around the departure of Ron Lennox, who is listed as a former CEO?

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daniel T. · a month • Hide Comment

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how do I know if my investment has been confirmed ?

Benjamin S. · Team Member · 16 days • Hide Comment

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On March 27, 2018 the board accepted the resignation of Mr. Lennox effective immediately. We remain grateful for his contributions and wish him the very best in all of his future endeavors. We will provide no further comment on his departure.

Warren H. · a month • Hide Comment

When might your website be ready? I have tried to interest others in either investing in or collaborating with Monogram and the lack of a website is impacting the credibility of your campaign. Please update us on the anticipated launch of this if possible.

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Art H. · 2 months · Hide Comment

Are your custom implants made from a material that is already approved for use in humans? If not, what testing of the material will need to be done?

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Stuart M. · 2 months · Hide Comment

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Ditto on that question, following a disturbing yet comical piece on the Last Week tonight show about implants (featuring DePuy's metal-on-meal hip joints).

Benjamin S. · Team Member · 2 months · Hide Comment

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The Monogram thesis is that patient specific implants inserted into robotically prepared cavities is the future of orthopaedics because it will prove to be a clinically superior and much more efficient model of care. As such, our innovation relates most specifically to geometries that we believe will optimize implant survivability and performance and robotic and system enhancements that we believe will improve the use of robotics in the delivery of care. We are not innovating the materials at this time. Our implants will be a 3D printed biocompatible medical grade titanium alloy with a chemical composition corresponding to ISO 5832-3, ASTM F1472 and ASTM B348.

Notably however, in July 2018 we executed a collaborative R&D agreement with a major 3D printing company to test the mechanical performance of their new proprietary Ti64 alloy with higher strength properties (same chemistry but improved uniformity and sphericity of the powder). We used this powder for our ISO 7206-4 and 7206-6 testing of simulated hip specimens and passed both tests. This is a very significant result as there are currently no widely distributed 3D printed hip implants on the market because of the rigors of this testing. With the widespread industrial use of titanium and titanium alloys and a healthy unconsolidated market we do not see supply as a major risk factor.
With respect to the other components of the implant (liners, head, inserts, etc.), these components will be supplied by major OEMs that supply many of the largest companies in the space. These components have seen major improvements over the last decade and long term survivability has improved considerably. We intend to use these components.

Nelson M. · 2 months • Hide Comment

you mentioned on your webinar that youve been able to create the best knee tibial implant on the market, as such id like to know how many patients currently have your knee tibial implant on them and for how long theyve had it?

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Benjamin S. · Team Member · 2 months • Hide Comment

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Hi Nelson,

Thank you for your question. I want to be sure to clarify that we are not claiming to have the best tibial implant on the market. We have a hypothesis that custom implants created using patient image data and surgically prepared for high accuracy placement with a surgical robot like ours will prove to be clinically superior to the current standard of care. We believe we are substantiating this hypothesis with increasingly relevant industry accepted data.

Specifically, in 2014, a study was conducted to compare the micromotion of the Stryker Triathlon the Zimmer Biomet Persona (Bhimji, S., & Meneghini, R. M. (2014). Micromotion of Cementless Tibial Baseplates: Keels with Adjuvant Pegs Offer More Stability Than Pegs Alone. The Journal of Arthroplasty,29(7), 1503-1506. doi:10.1016/j.arth.2014.02.016). The study was comparing the micromotion of the two major press-fit tibias on the market during simulated use, the Stryker Triathlon and the Zimmer Persona. The study found that the Styker Triathlon had less micromotion than the Zimmer Persona. It is our belief that the market out-performance of the Styker implant is in part tied to results such as this one. In fact on a conference call a Stryker executive described the Triathlon as "the most commercially successful knee of its generation, and I think the most clinically successful knee of its generation." (Deutsche Bank Healthcare Conference, May-08-2018).
In collaboration with the University of Nebraska Medical Center we conducted a similar study of the Monogram implant vs. the Stryker Triathlon implant. The Styker Triathlon had on average 72% more drift (undesired movement) and 43% higher intra-cycle range than the Monogram specimen. What is notable about this result is that the test specimen was unoptimized, ie, our implant utilizes patient matched fins that are designed to be shaped to match the inner cortical wall of the tibia but the test specimen had a vertical wall. We believe that the Monogram implant will outperform even more as we move to more representative tests.

With respect to your question specifically, we have not yet inserted our implants in live patients. That would be conducted as part of a clinical study. The intent of this fundraise is to commercialize our designs for that purpose.

Nelson M. · 2 months • Hide Comment

what merits you such a high valuation of $21M pre-money when in December (5 months ago) it was $10M? what major milestones, accomplishments have you achieved since December?

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Benjamin S. · Team Member · 2 months • Hide Comment

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Hi Nelson,

I will start by saying that at this point as a management team we feel the valuation is more than representative of our value. We have thought very carefully about returns on invested capital and we are confident that based on comparable acquisitions and companies analysis there is significant upside if, and this is a very big if, we are successful. We encourage you to conduct your own due diligence and market assessment and look at how other robotic and implant companies have been valued. In our view there has never been a solution with the disruptive potential of Monogram but we can make no guarantees and this is a very risky investment.

In the past 5 months we have achieved the following:

1) Filed IP on and successfully tested via the micromotion testing previously described a completely proprietary and novel knee tibia. Aseptic loosening of the tibial component accounts for 22-30% of failures. Developing a new knee has more than doubled our addressable market and is a keen area of interest for strategics.

2) Deployed custom robot controls with real-time obstacle avoidance, high accuracy tracking, variable speed execution, optimized cut path execution and fixed point tracking of a robot mounted camera - prior to the fundraise we were using the stock Kuka Java controls. These controls were designed for point to point industrial applications and in our view are limited in their viability for medical applications. Monogram has deployed completely custom controls that solve extremely complicated inverse kinematic mathematics. We will be sharing more video shortly (pending additional IP filings). Our software is designed to be highly modular for multiple types of hardware (we believe hardware will be increasingly commoditized and want to be deployable to competitor robots or to superior robots in the future). This accomplishment is a tremendous milestone in our development.

3) Simulated ISO 7206-4 and 7206-6 neck and stem fatigue tests on simulated 3D printed hip implants. A major concern with 3D printing as a viable manufacturing method is mechanical strength. These are very rigorous tests (ie the neck fatigue test is 10,000,000 cycles at approximately 1,200 pounds). In collaboration with one of the largest 3D printing companies in the world they printed and we tested specimens that passed this testings de-risking the manufacturing method we intend to utilize. There aren't any widely deployed 3D printed hips. We intend to be one of the first.

4) Continue to file IP. We are fully in development mode and continue to protect our ideas with filings. We intend to continue to build our IP portfolio and enhance value.

5) Increasing strategic interest.

6) Increasing surgeon interest.

In summary, from a technology perspective we have achieved technical milestones that we believe materially de-risked the "can you do this." We believe that the biggest risks going forward are commercialization and regulatory risk.

Stuart M. · 3 months • Hide Comment

What does the full path from today to FDA approval look like (cost, time, milestones) for both your robot and your implants? I am under the impression that approval of the robot alone would take several years and cost tens of millions of dollars (comparing with Titan Medical SPORT). What are the biggest obstacle you believe you'll face along that road, and how do you intent to overcome them?

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Stuart M. · 3 months • Hide Comment

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I see that you will seek 510(k) for your robot. I have seen some companies denied 510k applications in the past. In addition to providing a roadmap and challenges, how certain are you that you will get 510k approval, and what is the plan if you do not?

Benjamin S. · Team Member · 3 months • Hide Comment

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Hi Stuart, thank you for your questions. To start with it is worth saying we don't believe in reinventing the wheel or solving problems that have already been solved. Furthermore we believe that medical hardware is not where we want to be investing capital. We believe that long term value comes from innovative software that unlocks the potential of state-of-the-art hardware combined with innovative implants. Furthermore we have no interest in taking investor capital to invest in PP&E. Our focus is R&D, technology and growth.

With that in mind, we are not developing our own robot from scratch. We have negotiated a perpetual supply agreement with Kuka for the LBR Med which is already adapted to the needs of the medical sector and has passed the tests required by the international standards IEC 60601-1 and IEC 62304. Notably this robot doesn't perform to our requirements with the out of the box software, so we have a custom inverse kinematic solver and controls that drive the robot through the FRI (Fast Research Interface) and visualize the workspace in addition to custom cutting tools and navigation equipment. So we are taking stock very high performance hardware and customizing all of the software and adding value through proprietary enhancements like robot mounted camera tracking. The idea is that if we ever were acquired we essentially want to be as robot agnostic as possible so that a buyer can plug our tools into their infrastructure, but if we aren't acquired we want to be able to economically scale as quickly and efficiently as possible without needing to deploy excessive capital into manufacture, asset management and potentially financing. We think robot companies that have tens of thousands of robots deployed globally are much better at making robots than we will ever be. Furthermore the cost of their robot is considerably cheaper than our estimates to manufacture the Mako robot for example (prior to being acquired by Stryker in 2013 Mako Surgical Corp was public. On their (Q2 '13 Earnings Call) they stated that they earned a 62% gross margin on the RIO System. At the JPMorgan Healthcare Conference on Jan-09-2013 they indicated that the ASP on their RIO System was about $1 million. This implies very approximately a cost of $380,000 per robot. Monogram purchased our robot for $74,750 which does not include all of the ancillary costs but gives some sense of the cost delta).

With respect to regulatory strategy and the 510(k) pathway for the robot we are working with MCRA. MCRA is a leading CRO & advisory firm with deep industry experience and integration of the following core value creators: regulatory, reimbursement, clinical research, healthcare compliance, and quality assurance. Our consultant served as a reviewer in the FDA orthopedic devices branch for 17 years, and advised firms and inventors as they developed testing and clinical protocols for new orthopedic technologies. While at FDA she served as a lead reviewer for over 400 510(k)s, 25 IDEs, and 10 PMAs; devices include hips, knees, ankles, shoulders, elbows, wrists, toes, suture anchors, spinal systems, and fracture fixation systems. While nothing is a certainty we are highly optimistic our robot will be a 510(k) submission.

The FDA's definition of substantial equivalence is shown below:
"A device is substantially equivalent if, in comparison to a predicate it:
*has the same intended use as the predicate; and
*has the same technological characteristics as the predicate;
OR
*has the same intended use as the predicate; and
*has different technological characteristics and does not raise different questions of safety and effectiveness; and
*the information submitted to FDA demonstrates that the device is at least as safe and effective as the legally marketed device.
A claim of substantial equivalence does not mean the new and predicate devices must be identical. Substantial equivalence is established with respect to intended use, design, energy used or delivered, materials, chemical composition, manufacturing process, performance, safety, effectiveness, labeling, biocompatibility, standards, and other characteristics, as applicable."

Benjamin S. · Team Member · 2 months · Hide Comment

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I should add to this that you have identified what we as a management team feel is one of the most significant risks for this investment. FDA scrutiny for robots has been increasing. If the FDA determines that this is not a 510(k) submission it will adversely affect the cost and time to develop and commercialize these technologies. We remain optimistic, we are working with very knowledgeable regulatory consultants on submission strategy but this is a risk that ultimately we cannot manage or control and it should be taken into consideration with this investment.

Benjamin S. · Team Member · 3 months • Hide Comment

I understand that the current value chain has its inefficiencies. Can you comment on how the Monogram economics will look? Any concern with facing resistance from surgeons who are reluctant to face any switching costs?

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Benjamin S. · Team Member · 3 months • Hide Comment

The current ASP on the Mako robot is $1M. The 2018 Hip and Knee Implant Review from Orthopedic Network News estimates the total hip implant asp is $5,136 and the total knee implant asp is $4,547. Monogram will price our implants in line to slightly above these averages but will discount our robot. Because Mako is the only major solution on the market their current market strategy in part appears to be to charge high pricing for the robot to make the business stickier. Our view is that ultimately robots are just like any other tool in the instrument tray, and while they should be compensated these tools are there to help insert implants. Our product is the next generation of implants, designed to solve real clinical problems and improve patient lives. To insert these implants we are leveraging the best in robotics with sophisticated algorithms that generate these implants. We aren't going to let the robot price be the barrier to adoption. It should be noted that generally hospitals worry about the costs and surgeons worry about the clinical benefits. Surgeon advocates present the case to the hospitals as to why the costs are justified by the clinical benefits.

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Benjamin S. · Team Member · 3 months • Hide Comment

Ben I missed the exit strategy slide, are you working with any of the big MedDev, Stryker, Medtronic, BostonSci, Depuy or do you have a niche market player you're planning to license to?

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Benjamin S. · Team Member · 3 months • Hide Comment

This question was in the investor queue. Timing is very important. No we are not working with anyone . Yes we are talking to the right people and selectively coordinating on-site demos, etc. We think Monogram's technology makes sense for the right strategic that recognizes this is the future and wants to be first to capitalize and disrupt the market. We think this will hurt the oligopoly but benefit the first mover.

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Benjamin S. · Team Member · 3 months • Hide Comment

In 2011 the CEO of Smith & Nephew remarked that "If we could get to the point where we can take an image for a joint replacement, for instance, and we can send out an instrument set and an implant that is going to fit perfect, I think it could dramatically improve the efficiency of how we deliver these products to our customers." If he said that in 2011 aren't other companies working on this?

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Benjamin S. · Team Member · 3 months • Hide Comment

This question was in the investor queue. We would start by saying that some of the best investment opportunities are the ones that solve a massive problem that everyone knows and recognizes to be a massive problem in an elegant way that appears obvious after it's been solved. We have multiple industry contacts at multiple large institutions and it is our opinion that what we are doing is completely novel and that we are early with a head-start. If this campaign is successful we will be well capitalized to execute and we think highly likely to be first to market. Our biggest competitor Styker has 642 robots globally at an ASP of $1M that simply can't make many of our cuts. It will be very painful for them to obsolete those units.

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Khurshid N. · 3 months • Hide Comment

Hi Ben,

Licensing agreement with Mt.Sinai - would it be possible to get a copy?

If impossible, then could you please share with us a bit more about this agreement, as it creates a feeling Mt.Sinai might recall the licensing agreement and all the efforts might be wasted. Is that so?

Thanks in advance!

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Benjamin S. · Team Member · 3 months • Hide Comment

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Hi Khurshid, yes the license will be published with the Reg-A. The license is an exclusive license . It is standard for academic institutions to license IP in this manner. The license cannot be recalled unless we break explicit terms of the license of which we have no intention of doing. Also please note that Sinai is an investor in Monogram and has been and continues to be very supportive of the opportunity.

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Abhijit D. · 3 months • Hide Comment

A very basic question, you have a company website that is built on wordpress with no information in it? Infact, the scroll down points to general wordpress techniques. Am i missing something?

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Benjamin S. · Team Member · 3 months • Hide Comment

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This has been fixed. This is the benefit of the reservation campaign, investors get to participate before all of the marketing is wrapped. Our website will be very professional and highly informative and we will be launching it over the coming weeks. Our focus has been on R&D and technical development.

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Philippe D. · 3 months • Hide Comment

Hi, I have few questions:

What would prevent Mako Robotics from doing something that is more along the lines of what you are doing? I read above that while you have filed for patents, they have not been issued yet. What else then patents would help you protect the market you are targeting?

What happened (in terms of milestones) between your last raise and this one to justify a doubling of your valuation?

Thank you.

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Benjamin S. · Team Member · 3 months · Hide Comment

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Hi Philippe, thank you for your questions. Regarding preventing Mako from doing what we are doing there are multiple layers to this. To start with we know we are early. By way of example, there are no mass distributed 3D printed hip stems on the market today. This is because 3D printing has never had the mechanical strength to be viable for hips. Monogram, through an R&D collaboration sponsored by one of the largest 3D printing companies in the world (we cannot disclose more because of NDA), trialed this company's new proprietary powder on our hip test specimens (which they manufactured at no cost) to run through simulated mechanical testing (n=1 sample). The implants passed both the simulated 7206-4-Axial Compression Fatigue and simulated 7206-6 Neck Fatigue tests with Empirical Testing. These are extremely rigorous tests and this was a very significant achievement. To give you a sense, the 7206-6 Neck Fatigue test is 10 million cycles at approximately 1,200 lbs. As far as we know we are one of the first companies to demonstrate the viability of 3D printing as a manufacturing method for hips by passing these simulated tests.

We are also new with respect to robotics. If you look at the Mako robot it is a 4 degree of freedom cable driven Barrett arm that utilizes haptics. Our robot is a 7 degree of freedom collaborative robot with harmonic drive gearboxes and non-custom state of the art controls that optimize cut paths. For the formula 1 fans in the audience it is not an unfair comparison to say, look at the gearboxes Ayrton Senna was using vs. the ones today. We are comparing apples and oranges. Simply put, it is our strong opinion the Mako robot actually is not physically capable to mill many of our cavities – it is impossible without the additional degrees of freedom. To test this, we actually sent specimens to multiple high precision machine shots with multi-axis machines and they all were no-bids. With approximately 642 robots installed globally as of Q4 2018 and customers that have invested an average price of $1M per robot it will be a serious pivot and very painful to dustbin their robotic platform. Our view is that orthopedic robots today are closer to high-end cutting guides than they are to high precision tools that efficiently excavate complex cavities.

It is also very important to think about the orthopedic product cycle and generally how these companies work. The gold standard for knees, the Styker Triathlon was first released in 2004. Image processing has taken time to mature. Seven years after the Triathlon release, in 2011 the CEO of Smith & Nephew remarked that "If we could get to the point where we can take an image for a joint replacement, for instance, and we can send out an instrument set and an implant that is going to fit perfect, I think it could dramatically improve the efficiency of how we deliver these products to our customers." The tools for taking a CT scan and auto-generating an implant and robotic cutpath is new. These tools allow us to fundamentally rethink implant designs in ways that have never previously been done. Stryker spent $572M on capex for the trailing 12-month period with almost $3bn of inventory. As we will show through commentary from Orchid Orthopaedic Solutions, one of the largest OEM manufacturers of large joint implants in the world, in a video we will be releasing shortly, this is a completely new paradigm that the large companies just aren't ready for. It's not a simple pivot we are talking about a tectonic shift to how business is being done.

I do think it is important to address IP. In our view IP is most valuable when the process and product are clearly described. It is our strong view that the industry has not been thinking outside the box, that they have been simply iterating on the same decades old designs and making incremental changes. As such, the out of the box thinking of our designs and the manner in which those designs leverage image processing, ie the ability to auto-map the inner cortical wall with the novelty of unique manufacturing method and insertion method, ie 3D printing and robots that mill complex cavities, just hasn't been done. We are confident in the quality and novelty of our IP applications.
Finally, it is worth thinking about incentives and cannibalization. Stryker is one of 4 companies that enjoys 76% market share. What is the incentive to break the paradigm and democratize orthopedic medicine. It is difficult to see how the large companies will benefit from the market disruption of our solution in the long term. Choosing to cannibalize decades of investment in one market paradigm to pursue a completely different paradigm that doesn't have the same barriers to entry isn't easy.
With respect to milestones achieved to justify the increase in valuation, there have been several very significant steps made. To start, we developed a knee, specifically our press-fit tibia, and filed IP on it. We were a hip only company that became a knee and hip company (notably we are also looking to file IP on shoulder and extremities as well). We more than doubled our market opportunity to $18bn. Furthermore, we think our knee is going to be the best knee on the market. In a recent study with the University of Nebraska Medical Center we will be releasing shortly, the Stryker Triathlon had on average 48% more cyclic drift over the life of the test and 43% more intra-cycle motion than our specimen. That is against the best knee on the market...
Secondly, we passed both simulated 7206-4-Axial Compression Fatigue and simulated 7206-6 Neck Fatigue tests with our stems. This significantly derisks our manufacturing method for hips. And finally, on the robot side we have completely custom motion control and visualization algorithms that are demonstrating incredible things that have simply never been thought possible. For example, tracking and avoiding dynamic obstacles. Time studies on our robot are also looking extremely promising. In summary, we have data that we think supports our view that we have the best hip on the market, the best knee on the market, and the best robotic system on the market. We have accomplished an incredible amount with the bridge financing proceeds.

Philippe D. · 3 months • Hide Comment

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Thank you for this detailed answer. It's helpful.

Benjamin S. · Team Member · 3 months • Hide Comment

Hi Bill thank you for your question. While we think Intuitive Surgical and TransEnterix are good financial comps that illustrate the potential of surgical robotics in the orthopaedic field they are not direct Monogram competitors. Specifically, if you look at their FDA indications for use you will see that the Intuitive Surgical system is indicated for urologic surgical procedures, laparoscopic surgical procedures, gynecologic laparoscopic surgical procedures, general thoracoscopicy and thoracoscopically assisted cardiotomy procedures and that theSenhance Surgical System is intended for use in laparoscopic gynecological surgery, colorectal surgery, cholecystectomy, and inguinal hernia repair. Both robots are clinically indicated and generally designed for minimally invasive soft-tissue procedures.

From a robotics perspective it is worth speaking to the design differences. The Intuitive Surgical and TransEnterix robots are built as "master-slave" systems. They are designed to take remote user inputs through controls (like a joystick), and translate these into fine high accuracy movements of actuators. To oversimplify, these systems are designed for very delicate manipulation driven by a highly skilled user (for example sewing together the skin of a grape). These systems are not well suited for the timely and accurate preparation of bone cavities.

To prepare bone for an orthopedic application the robotic system framework is slightly different. A robotic cut path is prepared pre-operatively, this cut path must be registered to the patient (the spacial orientation of the patient in the surgery must be matched to the pre-operative patient imaging data), the patient movement must be tracked at a high frequency (most commonly with cameras) to ensure that the spacial orientation of the cut path is continuously updated and accurate, and the bone is excavated as quickly as possible. High-efficiency cutting tools (burrs, sagital saws, etc) remove bone while executing the cut paths. The Mako system is user driven (ie the user executes the cut path) but is constrained to the cut path via haptics. The Monogram robotic system will be active (ie the robot controls will optimize and execute the cuts) with surgeon control over the speed of execution. It is the view of managment that speed and efficiency of execution are paramount to surgeon adoption.

Finally and perhaps most notably we are not aware of either Intuitive Surgical or TranEnterix owning or commercializing a novel orthopaedic implant. While the market for orthopaedic robots is significant we firmly believe that the disruption of the orthopaedic market will be driven by a complete shift in the paradigm, driven by advances in image processing, significant robotic improvements, and most importantly novel patient specific implants that solve real clinical and business problems. On their Q4 2019 investor call Stryker (owner of the Mako Robot) indicated they had placed 54 robots globally in the quarter. They indicated on their Q3 2018 investor call (and other calls) that the ASP on their robots is $1M. While this represents a large economic opportunity for robots the annual market for reconstructive joint replacements was estimated by Orthoworld to be over $18bn in 2017. We believe that for companies to compete they not only need to improve the state of the are for orthopaedic roboticts but they also need to improve on the system architecture as a whole.

Bill K. · 3 months • Hide Comment

I see that you identify Mako Surgical as the only true competitor to Monogram. Why do you feel that the other leading surgical robotics companies, specifically Intuitive Surgical, and to a lesser extent TransEnterix, do not pose a competitive threat? Thank you.

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Benjamin S. · Team Member · 3 months · Hide Comment

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Hi Bill thank you for your question. While we think Intuitive Surgical and TransEnterix are good financial comps that illustrate the potential of surgical robotics in the orthopaedic field they are not direct Monogram competitors. Specifically, if you look at their FDA indications for use you will see that the Intuitive Surgical system is indicated for urologic surgical procedures, laparoscopic surgical procedures, gynecologic laparoscopic surgical procedures, general thoracoscopicy and thoracoscopically assisted cardiotomy procedures and that theSenhance Surgical System is intended for use in laparoscopic gynecological surgery, colorectal surgery, cholecystectomy, and inguinal hernia repair. Both robots are clinically indicated and generally designed for minimally invasive soft-tissue procedures.

From a robotics perspective it is worth speaking to the design differences. The Intuitive Surgical and TransEnterix robots are built as "master-slave" systems. They are designed to take remote user inputs through controls (like a joystick), and translate these into fine high accuracy movements of actuators. To oversimplify, these systems are designed for very delicate manipulation driven by a highly skilled user (for example sewing together the skin of a grape). These systems are not well suited for the timely and accurate preparation of bone cavities.

To prepare bone for an orthopedic application the robotic system framework is slightly different. A robotic cut path is prepared pre-operatively, this cut path must be registered to the patient (the spacial orientation of the patient in the surgery must be matched to the pre-operative patient imaging data), the patient movement must be tracked at a high frequency (most commonly with cameras) to ensure that the spacial orientation of the cut path is continuously updated and accurate, and the bone is excavated as quickly as possible. High-efficiency cutting tools (burrs, sagital saws, etc) remove bone while executing the cut paths. The Mako system is user driven (ie the user executes the cut path) but is constrained to the cut path via haptics. The Monogram robotic system will be active (ie the robot controls will optimize and execute the cuts) with surgeon control over the speed of execution. It is the view of managment that speed and efficiency of execution are paramount to surgeon adoption.

Finally and perhaps most notably we are not aware of either Intuitive Surgical or TranEnterix owning or commercializing a novel orthopaedic implant. While the market for orthopaedic robots is significant we firmly believe that the disruption of the orthopaedic market will be driven by a complete shift in the paradigm, driven by advances in image processing, significant robotic improvements, and most importantly novel patient specific implants that solve real clinical and business problems. On their Q4 2019 investor call Stryker (owner of the Mako Robot) indicated they had placed 54 robots globally in the quarter. They indicated on their Q3 2018 investor call (and other calls) that the ASP on their robots is $1M. While this represents a large economic opportunity for robots the annual market for reconstructive joint replacements was estimated by Orthoworld to be over $18bn in 2017. We believe that for companies to compete they not only need to improve the state of the are for orthopaedic robotícts but they also need to improve on the system architecture as a whole.

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